Exhibit 99.1

For immediate release	Media Contact:
March 5, 2018	Joan Campion
(212) 733-2798

Investor Contact:
Ryan Crowe
(212) 733-8160

DAN R. LITTMAN ELECTED TO PFIZER’S BOARD OF DIRECTORS

NEW YORK, N.Y., March 5 – Pfizer Inc. today announced the election of Dr. Dan R. Littman to its Board of Directors. Dr. Littman, age 65, was also appointed to the Corporate Governance and Science and Technology Committees of Pfizer’s Board.

Dr. Littman is the Helen L. and Martin S. Kimmel Professor of Molecular Immunology at the Skirball Institute of Biomolecular Medicine of NYU Langone Medical Center and an Investigator of the Howard Hughes Medical Institute. Prior to joining NYU in 1995, he was a Professor of Microbiology and Immunology at the University of California, San Francisco.

Dr. Littman is also a member of the National Academy of the Sciences and the Institute of Medicine, and is a Fellow of the American Academy of Arts and Sciences and the American Academy of Microbiology.

Dr. Littman received an A.B. in Biochemical Sciences from Princeton University and an M.D. and Ph.D. from Washington University School of Medicine.

“We are pleased to welcome a renowned immunologist to Pfizer’s Board of Directors,” said Ian Read, Chairman and Chief Executive Officer, Pfizer. “Dr. Littman has made extraordinary scientific contributions throughout his career and will be a tremendous asset to the company. The addition of Dan to the board helps to ensure that Pfizer will continue to benefit from a breadth and diversity of experience.”

About Pfizer Inc.
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products. Our global portfolio includes medicines and vaccines as well as many of the world's best - known consumer health care products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.pfizer.com. In addition, to learn more, please visit us on www.pfizer.com and follow us on Twitter at @Pfizer and @Pfizer_News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.